Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

Qualigen Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share	457	(c)	3,436,281	$4.57	$15,703,804.17	0.00015310	$2404.25
		Total Offering Amount					$15,703,804.17		$2404.25
		Total Fees Previously Paid							-
		Total Fee Offsets							-
		Net Fee Due							$2404.25

(1)	The shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

(2)	This registration statement registers the resale of up to 3,436,281 shares of Common Stock held by certain selling stockholders

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Common Stock as reported on the Nasdaq Capital Market on December 3, 2024.